Exhibit 10.3

Loan No. RI0355S01B

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated March 25, 2008 (the "MLA"), is entered into as of October 3, 2008 between FARM CREDIT SERVICES OF AMERICA, FLCA ("Farm Credit") and GPRE SHENANDOAH LLC, Shenandoah, Iowa  (the "Company"), and amends and restates the Supplement dated October 31, 2007 and numbered RI0355S01A.

SECTION 1.

The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $4,300,000.00 (the "Commitment"), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.

Purpose.  The purpose of the Commitment is to finance the operating needs of the Company.

SECTION 3.

Term.  The term of the Commitment shall be from the date hereof, up to and including December 1, 2009, or such later date as Agent may, in its sole discretion, authorize in writing.  Notwithstanding the foregoing, the Commitment shall be renewed for an additional one year renewal term only if, on or before the last day of the initial term or any renewal term (the "Expiration Date"), Agent provides to the Company a written notice of renewal for an additional year (a "Renewal Notice").  If on or before the Expiration Date, Agent grants a short-term extension of the Commitment, the Commitment shall be renewed for an additional year only if Agent provides to the Company a Renewal Notice on or before such extended expiration date.  All annual renewals shall be measured from, and effective as of, the same day as the Expiration Date in any year.

SECTION 4.

Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)

Agent Base Rate.  At a rate per annum equal at all times to the rate of interest established by Agent from time to time as its Agent Base Rate, which rate is intended by Agent to be a reference rate and not its lowest rate.  The Agent Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

(B)

Quoted Rate.  At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that:  (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent  shall require in a written notice to the Company.

SECTION 5.

Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.

Borrowing Base Reports, Etc.  The Company agrees to furnish a Borrowing Base Report to Agent at such times or intervals as Agent may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to Agent within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify Agent and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.

Letters of Credit.  If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit will be issued within a reasonable period of time after Agent’s receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement.  Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment.  Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify Agent and pay to Agent (to be held as cash collateral) an amount equal to such excess.

SECTION 8.

Security.  The Company's obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.

SECTION 9.

Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 3/8 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.  For purposes of calculating the commitment fee only, the "Commitment" shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 10.

Amendment Fee.  In consideration of the amendment, the Company agrees to pay to Agent on the execution hereof a fee in the amount of $25,000.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		GPRE SHENANDOAH LLC

By:	/s/ Kathryn Frahm	By:	/s/ Wayne B. Hoovestol

Title:	Vice President - Credit	Title:	Chief Executive Officer

3